UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Pilgrim’s Pride Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Pilgrim’s Pride Corporation

4845 U.S. Highway 271 North

Pittsburg, Texas 75686

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held January 30, 2008

The annual meeting of stockholders of Pilgrim’s Pride Corporation will be held at our headquarters at 4845 U.S. Highway 271 N., Pittsburg, Texas, on Wednesday, January 30, 2008, at 11:00 a.m., local time, to consider and vote on the following matters:

1.	The election of thirteen Directors for the ensuing year;

2.	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending September 27, 2008; and

3.	Such other business as may properly be brought before the meeting or any adjournment thereof.

No other matters are expected to be voted on at the meeting.

The Board of Directors has fixed the close of business on December 7, 2007, as the record date for determining stockholders entitled to notice of, and to vote at, the annual meeting. If you owned shares of our common stock at the close of business on that date, you are cordially invited to attend the annual meeting. Whether or not you plan to attend the annual meeting, please vote at your earliest convenience. Most stockholders have three options for submitting their votes prior to the meeting:

(1)	via the internet;

(2)	by phone; or

(3)	by mail.

Please refer to the specific instructions set forth on the enclosed proxy card.

Admission to the annual meeting will be limited to our stockholders, proxy holders, and invited guests. If you are a stockholder of record, please bring photo identification to the annual meeting. If you hold shares through a bank, broker or other third party, please bring photo identification and a current brokerage statement.

RICHARD A. COGDILL
Pittsburg, Texas	Chief Financial Officer,
December 17, 2007	Secretary and Treasurer

YOUR VOTE IS IMPORTANT!

PLEASE SIGN AND RETURN THE ACCOMPANYING PROXY OR VOTE YOUR SHARES ON THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD

Pilgrim’s Pride Corporation

4845 U.S. Highway 271 North

Pittsburg, Texas 75686

PROXY STATEMENT

GENERAL INFORMATION

Why did I receive this proxy statement?

The Board of Directors (the “Board of Directors” or the “Board”) of Pilgrim’s Pride Corporation is soliciting stockholder proxies for use at our annual meeting of stockholders to be held at our headquarters at 4845 U.S. Highway 271 N., Pittsburg, Texas, on Wednesday, January 30, 2008, at 11:00 a.m., local time, and any adjournments thereof (the “meeting”). This proxy statement, the accompanying proxy card and the annual report to stockholders of Pilgrim’s Pride Corporation are being mailed on or about December 17, 2007. Throughout this proxy statement, we will refer to Pilgrim’s Pride Corporation as “Pilgrim’s Pride,” “we,” “us” or the “Company.”

What is the record date for the annual meeting and why is it important?

The Board of Directors has fixed December 7, 2007 as the record date for determining stockholders who are entitled to vote at the meeting (the “record date”). At the close of business on the record date, Pilgrim’s Pride had 66,555,733 shares of common stock, par value $0.01 per share (the “common stock”), issued and outstanding.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most stockholders of Pilgrim’s Pride hold their shares through a broker, bank or other nominee, rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholders Of Record: If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to vote in person at the meeting.

Beneficial Owner: If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name.” As the beneficial owner, you have the right to direct your broker on how to vote your shares, and you are also invited to attend the meeting. Since you are not the stockholder of record, however, you may not vote your shares in person at the meeting unless you obtain a signed proxy from the holder of record giving you the right to vote the shares.

What is a proxy?

A proxy is your legal designation of another person (the “proxy”) to vote on your behalf. By completing and returning the enclosed proxy card, you are giving the proxies appointed by the Board and identified on the proxy card the authority to vote your shares in the manner you indicate on your proxy card.

What if I receive more than one proxy card?

You will receive multiple proxy cards if you hold shares of our common stock in different ways (e.g., joint tenancy, trusts, custodial accounts) or in multiple accounts. If your shares are held in “street name” (i.e., by a broker, bank or other nominee), you will receive your proxy card or voting information from that nominee, and you must return your voting instructions to that nominee. You should complete, sign and return each proxy card you receive or submit your voting instructions for each proxy card.

What are the voting rights of the common stock?

The Company’s Certificate of Incorporation generally provides that holders of Pilgrim’s Pride common stock are entitled to twenty votes for each share that has been continuously beneficially owned by such holder on and after November 21, 2003, subject to compliance with certain procedures, and one vote for all other shares. Article Fourth of the Company’s Certificate of Incorporation and the voting procedures adopted thereunder contain several provisions governing the voting power of the Company’s common stock, including a presumption that each share of common stock held in “street” or “nominee” name or by a broker, clearing agency, voting trustee, bank, trust company or other nominee shall be presumed to have been acquired after November 21, 2003, and accordingly to be entitled to only one vote per share, unless the holder furnishes Pilgrim’s Pride with proof to the contrary. Applying the presumptions described in our Certificate of Incorporation, our records indicate that 559,781,217 votes are entitled to be cast at the meeting. All percentages of voting power set forth in this proxy statement have been calculated based on this number of votes. Attached hereto as Annex A is a summary of these voting provisions.

How do I vote my shares?

If you are a “stockholder of record,” you have several choices. You can vote your proxy:

•	by completing, dating, signing and mailing the enclosed proxy card;

•	over the telephone; or

•	via the internet.

Please refer to the specific instructions set forth on the enclosed proxy card.

If you hold your shares in “street name,” your broker, bank or nominee will provide you with materials and instructions for voting your shares.

What are the Board’s recommendations on how I should vote my shares?

The Board recommends that you vote your shares as follows:

Proposal 1:	FOR the election of all nominees for Director.

Proposal 2:	FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending September 27, 2008.

What are my choices when voting?

With respect to:

Proposal 1:

You may either (i) vote “FOR” the election of all Director nominees as a group; (ii) withhold your vote on all Director nominees as a group; or (iii) vote “FOR” the election of all Director nominees as a group except for certain nominees identified by you in the appropriate area on the proxy card or voting instructions.

Proposal 2:	You may vote “FOR” or “AGAINST” the proposal, or you may elect to abstain from voting your shares. Abstaining will have the same effect as a vote against this proposal, as discussed below.

How will my shares be voted if I do not specify my voting instructions?

If you sign and return your proxy card without indicating how you want your shares to be voted, the proxies appointed by the Board will vote your shares as follows:

Proposal 1:	FOR the election of all nominees for Director.

Proposal 2:	FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending September 27, 2008.

What vote is required to approve each proposal?

Directors will be elected by a plurality of the votes cast at the meeting. The affirmative vote of a majority of the voting power of our common stock present in person or represented by proxy and entitled to vote at the meeting is required for the ratification of the appointment of our independent registered public accounting firm and approval of any other item of business to be voted upon at the meeting.

A “quorum” is necessary to hold the meeting. A quorum consists of a majority of the voting power of our common stock issued and outstanding and entitled to vote at the meeting, including the voting power that is present in person or by proxy. If a quorum is not represented in person or by proxy at the meeting or any adjourned meeting, the chairman of the meeting may postpone the meeting from time to time until a quorum will be represented. At any adjourned meeting at which a quorum is represented, any business may be transacted that might have been transacted at the meeting as originally called.

Lonnie “Bo” Pilgrim, our Senior Chairman, owned or controlled over 50% of the voting power of our outstanding common stock on the record date, and thus will be able to assure a quorum is present and will also be able to elect all of the nominees for Directors and determine the outcome of all other matters presented to a vote of the stockholders.

How are abstentions and broker non-votes treated?

Abstentions from voting on any matter will be counted in the tally of votes. Abstentions will have no effect on the election of Directors, but an abstention will have the same effect as a vote against the proposal to ratify Ernst & Young LLP as our independent registered public accounting firm.

A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. A broker non-vote will be deemed “present” at the annual meeting and will be counted for purposes of determining whether a quorum exists, but will not be counted as entitled to vote on matters as to which the broker withholds authority. Broker non-votes will have no effect on the election of Directors and will not be included in the tabulation of voting results with respect to the proposal to ratify the appointment of our independent registered public accounting firm.

Can I change my vote after I have mailed in my proxy card?

Yes. You may revoke your proxy by doing one of the following:

•	by sending to the Secretary of the Company a written notice of revocation that is received prior to the meeting;

•	by submitting a new proxy card bearing a later date to the Secretary of the Company so that it is received prior to the meeting; or

•	by attending the meeting and voting your shares in person.

Who will pay the cost of this proxy solicitation?

We will pay the cost of preparing, printing and mailing this proxy statement and of soliciting proxies. The Company will request brokers, custodians, nominees and other like parties to forward copies of proxy materials to beneficial owners of our common stock and will reimburse these parties for their reasonable and customary charges or expenses.

Is this proxy statement the only way that proxies are being solicited?

No. In addition to mailing these proxy materials, certain of our Directors, officers or employees may solicit proxies by telephone, facsimile, e-mail or personal contact. They will not be specifically compensated for doing so.

Stockholder Proposals for 2009 Annual Meeting

We currently expect that our 2009 Annual Meeting of Stockholders will be held on Wednesday, January 28, 2009. Our Amended and Restated Corporate Bylaws state that a stockholder must give our Secretary written notice, at our principal executive offices, of the stockholder’s intent to present a proposal at the 2009 Annual Meeting by September 30, 2008, but not before May 3, 2008. Additionally, in order for stockholder proposals submitted pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to be considered for inclusion in the proxy materials for the 2009 Annual Meeting, they must be received by our Secretary at our principal executive offices no later than the close of business on August 19, 2008.

ITEM 1.	ELECTION OF DIRECTORS

Our bylaws specify that the Board of Directors shall consist of not less than one member, with the actual number of directors being fixed by the Board. Our Board of Directors currently has thirteen members. On October 10, 2007, Clifford E. Butler announced that, in connection with his pending retirement from his position as Vice Chairman of the Board, he will not stand for re-election as a Director. The Board of Directors has nominated J. Clinton Rivers, our Chief Operating Officer, to fill the Director position that will be vacated by Mr. Butler’s retirement.

At the meeting, thirteen Directors are to be elected, each to hold office for one year or until his or her successor is duly elected and qualified. Unless otherwise specified on the proxy card or voting instructions, the shares represented by the proxy will be voted for the election of the thirteen nominees named below. In the event any nominee shall become unavailable for election, it is intended that such shares will be voted for the election of a substitute nominee selected by the Board of Directors. Our Board of Directors has no reason to believe that any substitute nominee or nominees will be required.

NOMINEES FOR DIRECTOR

Lonnie “Bo” Pilgrim, 79, has served as Senior Chairman of the Board since July 2007. He served as Chairman of the Board from our organization in July 1968 until July 2007. He also served as Chief Executive Officer from July 1968 to June 1998. Prior to our incorporation, Mr. Pilgrim was a partner in our predecessor partnership business founded in 1946.

Lonnie Ken Pilgrim, 49, has served as Chairman of the Board since July 2007. He served as Executive Vice President, Assistant to Chairman from November 2004 until July 2007, and he served as Senior Vice President, Transportation from August 1997 to November 2004. Prior to that, he served as Vice President of Transportation. He has been a member of the Board of Directors since March 1985, and he has been employed by Pilgrim’s Pride since 1977. He is a son of Lonnie “Bo” Pilgrim.

O.B. Goolsby, Jr., 60, has served as President and Chief Executive Officer since September 2004. He became a Director in January 2003. Mr. Goolsby served as President and Chief Operating Officer from November 2002 to September 2004. Prior to being named as President and Chief Operating Officer in November 2002, Mr. Goolsby served as Executive Vice President, Prepared Foods Complexes from June 1998 to November 2002. He was previously Senior Vice President, Prepared Foods Operations from August 1992 to June 1998 and Vice President, Prepared Foods Operations from September 1987 to August 1992 and was employed by the Company in other capacities from November 1969 to January 1981.

Richard A. Cogdill, 47, has served as Chief Financial Officer, Secretary and Treasurer (our Principal Financial and Accounting Officer) since January 1997. He became a Director in September 1998. Previously, he served as Senior Vice President, Corporate Controller, from August 1992 through December 1996 and as Vice President, Corporate Controller, from October 1991 through August 1992. Prior to October 1991, he was a Senior Manager with Ernst & Young LLP. He is a Certified Public Accountant.

J. Clinton Rivers, 48, has served as Chief Operating Officer since October 2004. He served as Executive Vice President of Prepared Foods Operations from November 2002 to October 2004. Mr. Rivers was the Senior Vice President of Prepared Foods Operations from 1999 to November 2002, and was the Vice President of Prepared Foods Operations from 1992 to 1999. From 1989 to 1992, he served as Plant Manager of the Mount Pleasant, Texas Production Facility. Mr. Rivers joined Pilgrim’s Pride in 1986 as the Quality Assurance Manager, and he has also held positions at Perdue Farms and Golden West Foods.

Charles L. Black, 78, was previously a Director of the Company from 1968 to August 1992 and has served as a Director since his re-election in February 1995. He was Senior Vice President, Branch President of NationsBank, Mt. Pleasant, Texas, from December 1981 to his retirement in February 1995.

Linda Chavez, 60, was appointed a Director in July 2004. She has been Chairman of the Center for Equal Opportunity, a non-profit public policy research organization in Sterling, Virginia, since January 1, 2006 and previously served as its President from 1995 until her election as Chairman. Previously, she served as Chairman, National Commission on Migrant Education from 1988 to 1992 and White House Director of Public Liaison in 1985. She also serves on the board of directors of ABM Industries, Inc., a facilities service contractor, as well as on the boards of several non-profit organizations.

S. Key Coker, 50, was appointed a Director in September 2000. Since 1992, he has served as Executive Vice President of Compass Bank, a subsidiary of Banco Bilbao Vizcaya Argentaria, a $600 billion bank with offices in 36 countries. He is a career banker with 28 years of experience in banking.

Keith W. Hughes, 61, was appointed a Director in September 2004. He was Chairman and CEO of Dallas-based Associates First Capital from 1994 to 2000 when it merged with Citigroup, and he served as Associates First Capital’s President and Chief Operating Officer from 1991 to 1994. Prior to joining Associates, he held various roles in the financial services industry, working for Continental Illinois Bank in Chicago, Northwestern Bank in Minneapolis and Crocker Bank in San Francisco. Mr. Hughes also serves as a director and audit committee member of Texas Industries, Inc., a producer of cement, concrete and aggregate construction material, and Fidelity National Information Services. He is a former Vice Chairman and member of the Board of Directors of Citigroup.

Blake D. Lovette, 65, was appointed a Director in November 2003. He has served as a consultant to companies serving the food industry and has been a private investor since July 2002. From 1998 to June 2002, he was President of ConAgra Poultry Company, a fully-integrated chicken processing business engaged in the production, processing, marketing and distribution of fresh and frozen chicken products. Mr. Lovette has served as a poultry company executive for many years. He was President and Chief Operating Officer of Valmac Industries from 1979 to 1985. From 1985 to 1988, Mr. Lovette led the Shenandoah Products Corporation operations of Perdue Farms. He was President and Chief Operating Officer of poultry operations of Holly Farms Corporation from 1988 to 1990, and was with the Lovette Company from 1990 to 1998.

Vance C. Miller, Sr., 74, was elected a Director in September 1986. Mr. Miller has been Chairman of Vance C. Miller Interests, a real estate development company formed in 1977, and has served as the Chairman of the Board and Chief Executive Officer of Henry S. Miller Cos., a Dallas, Texas, real estate services firm, since 1991. Mr. Miller was appointed by the President of the United States to serve as Director of Fannie Mae from 1986 to 1989.

James G. Vetter, Jr., 73, has served as a Director since 1981. Mr. Vetter has practiced law in Dallas, Texas, since 1966. He is of counsel to the Dallas law firm of Godwin Pappas Ronquillo, LLP. Mr. Vetter is a Board-Certified Tax Law Specialist and served as a lecturer and author in tax matters.

Donald L. Wass, Ph.D., 75, was elected a Director in May 1987. He has been President of the William Oncken Company of Texas, a time management consulting company, since 1970. Dr. Wass is also President of TECTexas DFW, a firm that specializes in the continued development of Presidents/CEOs.

The Board of Directors recommends that you vote FOR the election of all of the individuals who have been nominated to serve as Directors. Proxies will be so voted unless stockholders specify otherwise.

CORPORATE GOVERNANCE

Board of Directors

Our Board of Directors has the responsibility for establishing broad corporate policies and for our overall performance, but it is not involved in our day-to-day operating decisions. Members of the Board are informed of our business through discussions with the Senior Chairman, Chairman and other officers, and through their review of analyses and reports sent to them each month, as well as through participation in Board and committee meetings.

Board of Directors Independence

Our Board of Directors has affirmatively determined that each of the current Directors and nominees standing for election, except for Lonnie “Bo” Pilgrim, Lonnie Ken Pilgrim, O.B. Goolsby, Jr., Richard A. Cogdill, J. Clinton Rivers and Clifford E. Butler, has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) and is independent within the meaning of our Corporate Governance Policy’s categorical independence standards and the NYSE listing standards.

Committees of the Board of Directors

To assist in carrying out its duties, the Board of Directors has delegated certain authority to the Audit and Compensation Committees. The members of the Audit Committee are Vance C. Miller, Sr., Linda Chavez and Keith W. Hughes. The members of the Compensation Committee are Lonnie “Bo” Pilgrim, Lonnie Ken Pilgrim, Vance C. Miller, Sr., James G. Vetter, Jr. and Blake D. Lovette. The Compensation Committee also has a subcommittee consisting of Charles L. Black and Vance C. Miller, Sr. Each committee meets to examine various facets of our operations and take appropriate action or make recommendations to the Board of Directors.

Our Board of Directors does not maintain a Nominating Committee. As a “controlled company” under the NYSE listing standards, we chose to have the entire Board participate in the consideration of Director nominees. See “Controlled Company Exemption” below for a discussion of our controlled company status. Our Board does not delegate the responsibility of nominating potential new Directors to a separate nominating committee because it believes that all Directors should be involved in this process. The Board’s policy is to encourage selection of Directors who will contribute to our overall corporate goals of responsibility to stockholders, industry leadership and integrity in financial reporting and business conduct. Our Board will review the experience and characteristics appropriate for Board members and Director candidates in light of the Board’s composition at the time and skills and expertise needed for effective operation of the entire Board and its committees. Final approval of a candidate is determined by the full Board. Because we are a controlled company, our Board of Directors does not have a policy with regard to the consideration of any Director candidates recommended by our stockholders. However, the Board of Directors will consider stockholder recommendations for candidates for the Board, which should be sent to Pilgrim’s Pride Corporation, Corporate Secretary, 4845 U.S. Highway 271 N., Pittsburg, Texas 75686.

Our Audit Committee’s responsibilities include selecting our independent public accounting firm, reviewing the plan and results of the audit performed by our independent registered public accounting firm and the adequacy of our systems of internal accounting controls, and monitoring compliance with our conflicts of interest and business ethics policies. The Audit Committee is composed entirely of Directors who the Board of Directors has determined to be independent within the meaning of the NYSE listing standards. The Board has determined that each of the members of the Audit Committee is financially literate and that Keith W. Hughes is an “audit committee financial expert” within the meaning of the regulations of the SEC. The Audit Committee has an Audit Committee

Charter, which is available on our website at www.pilgrimspride.com, under the “Investors – Corporate Governance” caption. The Audit Committee Charter is also available in print to any stockholder who requests it.

Our Compensation Committee reviews our remuneration policies and practices and establishes the salaries of our officers. The Compensation Subcommittee is responsible for administering certain aspects of the Pilgrim’s Pride Corporation Senior Executive Performance Bonus Plan dealing with compensation for designated Section 162(m) participants, which for fiscal 2008 include Lonnie “Bo” Pilgrim, O.B. Goolsby, Jr., Richard A. Cogdill, J. Clinton Rivers, Lonnie Ken Pilgrim and Robert A. Wright. Neither the Compensation Committee nor the Compensation Subcommittee has a Charter.

Meetings

During the fiscal year ended September 29, 2007, the Board of Directors held six regular and four telephonic meetings, the Audit Committee held five regular meetings and six telephonic meetings, the Compensation Committee held two meetings, the Compensation Subcommittee held two meetings, and there were two executive sessions including only non-management Directors. During fiscal 2007, each member of the Board of Directors attended at least 75% of the aggregate number of meetings of the Board and Board Committees on which the Director served. All Directors attended our 2007 Annual Meeting. While we do not have a formal policy regarding Director attendance at annual meetings of stockholders, we encourage each Director to attend each annual meeting of stockholders. In practice, we intend to schedule regular Board meetings on the same day as the annual meeting of stockholders, which we believe will facilitate Director attendance at the stockholders’ meeting.

Communications with the Board of Directors

Stockholders and other interested parties may communicate directly with our Board of Directors, any of its committees, all independent Directors, all non-management Directors, or any one Director serving on the Board by sending written correspondence to the desired person or entity attention of our Corporate Counsel at Pilgrim’s Pride Corporation, 4845 U.S. Highway 271 N., Pittsburg, Texas 75686 or CorporateCounsel@pilgrimspride.com. Communications are distributed to the Board, or to any individual Director or Directors as appropriate, depending on the facts and circumstances outlined in the communication.

Code of Business Conduct and Ethics and Corporate Governance Policies

Our Board of Directors has adopted a Code of Business Conduct and Ethics and Corporate Governance Policies of the Board of Directors. The full texts of the Code of Business Conduct and Ethics and Corporate Governance Policies are posted on our website at www.pilgrimspride.com, under the “Investors – Corporate Governance” caption and are also available in print to any stockholder who requests them. We intend to disclose future amendments to, or waivers from, certain provisions of the Code of Business Conduct and Ethics on our website within four business days following the date of such amendment or waiver.

Controlled Company Exemption

We are a “controlled company” under the NYSE listing standards because Lonnie “Bo” Pilgrim owns or controls over 50% of the voting power of the outstanding common stock as of the record date. Accordingly, we take advantage of the exemptions in Sections 303A.01, 303A.04 and 303A.05 of the NYSE listing standards.

Executive Sessions

Because Lonnie “Bo” Pilgrim, our Senior Chairman, and Lonnie Ken Pilgrim, our Chairman, are not independent Directors, the Board will either designate an independent Director to preside at the meetings of the non-management and independent Directors or they will prescribe a procedure by which a presiding Director is selected for these meetings. In the absence of another procedure being adopted by the Board, the person appointed will be the independent Director with the longest tenure on the Board in attendance at the meeting.

REPORT OF THE COMPENSATION COMMITTEE

The primary functions of the Compensation Committee (the “Committee”) of the Board of Directors of Pilgrim’s Pride Corporation (the “Company”) are to review and approve executive officer compensation and employee compensation matters and oversee the administration of our Senior Executive Performance Bonus Plan for key members of management and the Company’s employee benefit plans, independently or in conjunction with the Board of Directors, as appropriate.

The Committee has reviewed and discussed the Compensation Discussion and Analysis (the “CD&A”) for the year ended September 29, 2007, with management. In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the CD&A be included in the Company’s proxy statement for the upcoming annual meeting of stockholders, to be filed with the Securities and Exchange Commission.

Compensation Committee

Lonnie “Bo” Pilgrim

Lonnie Ken Pilgrim

Vance C. Miller, Sr.

James G. Vetter, Jr.

Blake D. Lovette

Compensation Subcommittee

Charles L. Black

Vance C. Miller, Sr.

November 28, 2007

COMPENSATION DISCUSSION AND ANALYSIS

As a “controlled company” within the meaning of the rules of the NYSE, the Company is not required to maintain a Compensation Committee. However, for a number of years, the Company has chosen to maintain a Compensation Committee consisting of Lonnie “Bo” Pilgrim, the co-founder and Senior Chairman of the Board, his son, Lonnie Ken Pilgrim, Chairman of the Board, and a number of the independent Directors of the Company. The Compensation Committee is responsible for establishing executive compensation and overseeing the administration of the Company’s bonus plan for key members of management and the Company’s employee benefit plans.

The objectives of our compensation program are to attract, retain and motivate competent executive officers who have the experience and ability to contribute to the success of the Company’s business. The individual judgments made by the Compensation Committee are subjective and are based largely on the recommendations of Lonnie “Bo” Pilgrim and the Committee’s perception of each executive’s contribution to both the Company’s past performance and its long-term growth potential. The Committee attempts to ensure that the total compensation paid to each executive officer is fair, reasonable, competitive and motivational. Periodically, the Committee reviews survey data on similar positions with similar companies. Additionally, the Committee believes that in order to maximize the success of the Company, all of the Company’s employees must operate as a team. Accordingly, the Committee believes that it is important that the Company’s compensation program be designed to reward behavior benefiting the Company as a whole and avoid the creation of incentives that may cause employees to act in a manner that is inconsistent with the best interests of the Company as a whole. With the exception of a Retirement and Consulting Agreement relating to the retirement on December 31, 2007, of our Vice Chairman described below, our executive officers are employed at will, without employment agreements or payment arrangements that would be triggered by a change in control of the Company.

This Compensation Discussion and Analysis provides information regarding the compensation programs in place for the Company’s principal executive officer, principal financial officer and four other most highly compensated executive officers (“Named Executive Officers”) for the year ended September 29, 2007. For a number of years, the principal elements of compensation for our executive officers have consisted of (a) base salary, (b) incentive compensation under our Senior Executive Performance Bonus Plan described below, (c) the Company’s contributions to the Employee Stock Investment Plan, (d) the Company’s contributions to the Company’s 401(k) salary deferral plan, (e) certain perquisites and other personal benefits, and (f) on occasion, discretionary bonuses.

Although the Company encourages its executive officers to hold Company stock, the Company does not have a formal stock ownership requirement, nor does it believe that the Company should make investment decisions for its employees by paying a portion of their compensation in the form of Company stock.

Role of Executive Officers in Compensation Decisions

Lonnie “Bo” Pilgrim, our co-founder and Senior Chairman and a member of the Compensation Committee, annually reviews the performance of all executive officers and key employees with the full Compensation Committee and makes recommendations of base salaries and bonuses based on these reviews. The Committee considers these reviews and recommendations and then exercises its discretion in adopting or modifying any recommended salaries and bonuses.

Base Salary

We provide our named executive officers and other employees with a base salary to provide a fixed amount of compensation for services rendered during the fiscal year. Base salaries are subjectively determined by the Compensation Committee for each of the executive officers on an individual basis, taking into consideration a subjective assessment of individual contributions to Company performance, length of tenure, compensation levels for comparable positions and internal equities among positions. On September 27, 2006, the Compensation Committee approved no changes in the base pay of its executive officers, other than a three percent cost of living increase effective October 1, 2006, which base pay is reflected in the Summary Compensation Table below. On September 26, 2007, the Compensation Committee completed its annual compensation review with respect to the executive officers of the Company, increasing the base salary of several executives effective September 30, 2007. As a result of this action, Lonnie “Bo” Pilgrim, our Senior Chairman, will receive a base salary of $1,500,000; O.B. Goolsby, Jr., our President and Chief Executive Officer, a base salary of $1,000,000; Richard A. Cogdill, our Chief Financial Officer, Secretary and Treasurer, and J. Clinton Rivers, our Chief Operating Officer, a base salary of $800,000; and Lonnie Ken Pilgrim, our Chairman, and Robert A. Wright, our Executive Vice President of Sales and Marketing, a base salary of $500,000, in each case based on the factors described above, including the substantially increased size of our operations attributable to the acquisition of Gold Kist Inc. in fiscal 2007.

Cash Bonus

The Pilgrim’s Pride Corporation Senior Executive Performance Bonus Plan (the “Bonus Plan”) is designed to align executives’ interests with Company performance and to reward participants’ contributions to Company success. The Bonus Plan awards annual cash bonuses to executive officers and other management personnel based on our performance and profitability in the year with respect to which the bonus is awarded. The Bonus Plan was approved by our stockholders at the Annual Meeting of Stockholders held in 2000. Stockholder approval was obtained to satisfy certain requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), regarding executive compensation. The Bonus Plan provides for 5% of our U.S. income before income taxes to be allocated among certain key members of management, including all of our Named Executive Officers. Such amount is allocated among all plan participants based on the ratio of each participant’s eligible salary to the aggregate salaries of all participants and the number of months of the fiscal year the participant was approved for participation. The Bonus Plan also provides for a subcommittee to administer the plan provisions dealing with certain designated Section 162(m) participants, which for fiscal 2008 include Lonnie “Bo” Pilgrim, O.B. Goolsby, Jr., Richard A. Cogdill, J. Clinton Rivers, Lonnie Ken Pilgrim and Robert A. Wright. The Compensation Committee retains the right, in its sole discretion, to reduce, increase or eliminate, prior to payment thereof, the amount of any bonus that would otherwise be payable under the Bonus Plan to non-Section 162(m) participants, and the Compensation Subcommittee retains these same rights, except for the right to increase bonus amounts, for designated Section 162(m) participants. Participants may generally be added or removed from the plan at the discretion of the Compensation Committee. Participants must generally continue to be employed by us on January 1 following the end of a fiscal year in order to be paid a bonus with respect to that year. Bonuses are typically paid during the January following the fiscal year with respect to which the bonus has been granted.

The potential payouts under the Bonus Plan for fiscal 2007 are as described in the Grants of Plan-Based Awards Table and accompanying footnote. The amounts approved for payment under the Bonus Plan, which will be paid in January 2008 (subject to such amounts being reduced in accordance with the terms of the Bonus Plan) with respect to Company performance in fiscal 2007 are as disclosed in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table.

In addition to the cash bonuses payable pursuant to the Bonus Plan, and in light of the perceived extraordinary efforts in connection with the integration of the operations of Gold Kist Inc. in the last three quarters of fiscal 2007, the Compensation Committee awarded discretionary bonuses to each of the Named Executive Officers and other participants in the Bonus Plan, with the aggregate amount of such bonuses being allocated among all such participants based on the ratio of each participant’s eligible salary to the aggregate eligible salaries of all such participants during the last three quarters of fiscal 2007. The Compensation Committee intends that these amounts be paid in January 2008, but retains the right, in its sole discretion, to pay such amounts earlier than January 2008 and to reduce, increase or eliminate, prior to payment thereof, the amount of any such discretionary bonus. The aggregate amount of these bonuses was subjectively determined and is in accordance with the recommendation of Lonnie “Bo” Pilgrim, and the allocation of this aggregate amount in proportion to the base salaries of the recipients reflects Lonnie “Bo” Pilgrim’s and the Committee’s belief that the integration of Gold Kist was truly a team effort.

Other Executive Compensation Matters

Executive officers may participate on the same basis as other employees in the employee matching and profit-sharing provisions of the Company’s 401(k) salary deferral plan. Contributions to the Company’s 401(k) salary deferral plan are made up of matching contributions of up to $7.00 per week and additional matching contributions on up to 6% of an executive’s compensation, subject to an overall contribution limit of 5% of domestic income before taxes. Effective January 1, 2008, contributions to the Company’s

401(k) salary deferral plan will be made up of a 30% matching contribution on the first 6% of pay and an additional matching contribution on up to 6% of an executive’s compensation, subject to an overall contribution limit for all employee 401(k) and other profit sharing plans of 5% of domestic income before taxes.

The Company also maintains an Employee Stock Investment Plan pursuant to which the Company contributes an amount equal to 33 1/3% of an officer’s payroll deduction for purchases of the Company’s common stock under the plan, which deductions are limited to 7 1/2% of the officer’s base salary, overtime pay and bonuses. The Employee Stock Investment Plan is designed to encourage our senior executives and other employees to invest in the Company’s common stock and to further align the executives’ interests with those of the Company’s stockholders.

Contributions under the Company’s 401(k) salary deferral plan and under the Employee Stock Investment Plan are reported in the Summary Compensation Table.

We also maintain our Pilgrim’s Pride Corporation 2005 Deferred Compensation Plan (the “Deferred Compensation Plan”) to help provide for the long-term financial security of our U.S. employees who meet the Internal Revenue Service definition of a “highly compensated employee,” which include all of our Named Executive Officers and certain other key personnel. Under the Deferred Compensation Plan, participants may elect to defer up to 80% of their base salary and/or up to 100% of their annual cash bonus payments as part of their personal retirement or financial planning. Executive officers who elect to defer compensation in the Deferred Compensation Plan must do so annually prior to the beginning of each calendar year and may direct the investment of the amount deferred and retained by us. The Deferred Compensation Plan is administered by the Administrative Committee appointed by our Board of Directors, and deferred compensation may be invested in authorized funds which are similar to the investment options available under our 401(k) salary deferral plan. Additional information regarding deferred compensation is reported below in the Nonqualified Deferred Compensation Table.

We also provide a variety of health and welfare programs to all eligible employees to offer employees and their families protection against catastrophic loss and to encourage healthy lifestyles. The health and welfare programs we offer include medical, wellness, pharmacy, dental, vision, life insurance and accidental death and disability. Our executive officers and management generally are eligible for the same benefit programs on the same basis as our other domestic employees.

Retirement and Other Benefits

All full-time employees in the U.S. are eligible to participate in the 401(k) salary deferral plan described above. We do not have any other pension plan for our executive officers. Except for the Retirement and Consulting Agreement described below, we do not have employment or change in control agreements with any of our executive officers.

On October 10, 2007, we entered into a Retirement and Consulting Agreement (the “Butler Agreement”) with Clifford E. Butler, the Company’s Vice Chairman. Pursuant to the terms of the Butler Agreement, Mr. Butler will retire from employment with the Company on December 31, 2007. Mr. Butler will also retire from his position on the Board of Directors of the Company at the end of his current term. Mr. Butler has agreed to provide consulting services to the Company on an as-requested basis from January 1, 2008, until December 31, 2010 (the “Consulting Period”), and the Company will pay Mr. Butler a fee of $55,555.56 per month during that period. If the number of hours of consulting services the Company requests Mr. Butler to provide in any year exceeds 240 hours, the Company will pay Mr. Butler additional compensation in the amount of $250 per hour for the additional hours of service he provides. The Butler Agreement provides that Mr. Butler and his wife may elect to remain on the Company’s health and welfare benefit plans covering medical, dental, and vision benefits during the Consulting Period at a cost payable by Mr. Butler equal to that which an active employee of the Company would pay for those benefits. In the alternative, Mr. Butler can elect to obtain personal supplemental insurance coverage from another source, and the Company will reimburse him up to an amount equal to the Company’s portion of the prevailing COBRA rate.

Perquisites and Other Personal Benefits

We provide our Named Executive Officers with perquisites and other personal benefits that we believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain competent executives for key positions. The compensation committee periodically reviews the levels of perquisites and other personal benefits that we provide to our Named Executive Officers. Our executive officers receive perquisites involving items such as personal use of corporate aircraft and automobiles, and they are also eligible to receive company-paid or company-subsidized life insurance and disability coverage on the same basis as our other domestic payroll employees. Additional information regarding perquisites is reported below in the Summary Compensation Table. Additionally, as described under “Compensation Committee Interlocks and Insider Participation” and “Related Party Transactions” below, certain of our executive officers have children employed by the Company and business transactions with the Company. In establishing the compensation of the executive officers, the Compensation Committee takes all perquisites and other personal benefits into account.

Tax Considerations

Section 162(m) of the Code imposes limitations on the deductibility for federal income tax purposes of compensation over $1,000,000 paid to each of our five most highly paid executive officers in a taxable year. Compensation above $1,000,000 may only be deducted if it is “performance-based compensation” within the meaning of the Code. Amounts payable under the Bonus Plan are intended to be performance-based compensation meeting these requirements and, as such, be fully deductible. However, the Company has not adopted a policy requiring all compensation to be deductible. For fiscal 2007, certain amounts paid did not qualify as performance-based compensation and were not deductible.

EXECUTIVE COMPENSATION

The table below summarizes compensation paid to or earned by each of the Named Executive Officers in fiscal 2007. See “Compensation Committee Interlocks and Insider Participation” and “Certain Transactions” below for a discussion of transactions between us and our Directors and executive officers and certain of their children.

2007 SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($) (1)	Bonus ($) (2)	Non-Equity Incentive Plan Compensation ($)(3)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (4)	Total ($)
Lonnie “Bo” Pilgrim Senior Chairman of the Board	2007	1,415,899	390,118	484,052	-0-	926,474	3,216,543
Lonnie Ken Pilgrim Chairman of the Board	2007	308,827	85,090	105,578	473	88,919	588,887
O. B. Goolsby, Jr. President and Chief Executive Officer	2007	875,010	241,088	299,139	123,186	48,508	1,586,931
Richard A. Cogdill Chief Financial Officer, Secretary and Treasurer	2007	669,125	184,362	228,753	100,130	18,687	1,201,057
J. Clinton Rivers Chief Operating Officer	2007	669,125	184,362	228,753	78,569	4,842	1,165.651
Clifford E. Butler Vice Chairman of the Board	2007	434,725	119,779	148,619	917	17,388	721,428

(1)	The amounts disclosed in the “Salary” column include amounts deferred under the Deferred Compensation Plan as disclosed in the Nonqualified Deferred Compensation Table.

(2)	The amounts disclosed in the “Bonus” column represent discretionary bonuses.

(3)	The amounts disclosed in the “Non-Equity Incentive Plan Compensation” column represent bonuses payable under the Bonus Plan.

(4)	The “All Other Compensation” column includes the following items of compensation:

a.

Personal use of corporate aircraft by the named individual: Lonnie “Bo” Pilgrim, $186,320, Lonnie Ken Pilgrim, $83,627 and O.B. Goolsby, Jr., $20,326. During fiscal 2007, we owned and operated airplanes to facilitate business travel of certain of our employees in as safe a manner as possible with the best use of their time. Certain of the Named Executive Officers use the corporate aircraft for business travel and on a limited basis for personal travel. The value of personal aircraft usage reported above is based on the direct operating cost to us. The methodology calculates our incremental cost based on the average weighted cost of fuel, aircraft maintenance, landing fees, trip-related hangar and parking costs, and smaller variable costs. Since the corporate aircraft is used primarily for business travel, the methodology excludes fixed costs, which do not change based on usage, such as pilots’ and other employees’ salaries, purchase cost of the aircraft and non-trip related hangar expenses. On certain occasions, an employee’s spouse or other family member may accompany the employee on a flight. No additional direct operating cost is incurred in such situations under the foregoing methodology.

b.

Personal use of automobile by the named individual: Lonnie “Bo” Pilgrim, $30,800. Since 1999, the Company has provided Lonnie “Bo” Pilgrim with a 1999 Lexus RX300 for personal use. On August 6, 2007, we gave that automobile to Mr. Pilgrim. We estimate that the wholesale value of the automobile as of the time of grant was approximately $12,100.

c.

Our contributions to the named individual under our Employee Stock Investment Plan in the following amounts: Lonnie “Bo” Pilgrim, $0; Lonnie Ken Pilgrim, $0; O.B. Goolsby, Jr., $21,879; Richard A. Cogdill, $16,731; J. Clinton Rivers, $2,855; and Clifford E. Butler, $10,873.

d.

Our contributions to the named individual under our 401(k) Salary Deferral Plan in the following amounts: Lonnie “Bo” Pilgrim, $0; Lonnie Ken Pilgrim, $364; O.B. Goolsby, Jr. $273; Richard A. Cogdill, $364; J. Clinton Rivers, $273; and Clifford E. Butler, $364.

e.

Income resulting under Section 79 of the Code to the named individual for group term life insurance in the following amounts: Lonnie “Bo” Pilgrim, $4,944; Lonnie Ken Pilgrim, $463; O.B. Goolsby, Jr., $5,422; Richard A. Cogdill, $984; J. Clinton Rivers, $1,106; and Clifford E. Butler, $5,135.

f.

The Company reimburses employees for a portion of their long term disability premium cost. The named individual received reimbursements for a portion of their long term disability premium cost in the following amounts: Lonnie “Bo” Pilgrim, $406; Lonnie Ken Pilgrim, $406; O.B. Goolsby, Jr., $608; Richard A. Cogdill, $608; J. Clinton Rivers, $608; and Clifford E. Butler, $608.

g.

Certain members of the family of Lonnie “Bo” Pilgrim are employed by us, including: his son, Pat Pilgrim, and his daughter, Greta Pilgrim-Owens, who received total compensation for fiscal 2007 of $343,735 and $353,835, respectively.

h.	Reimbursement of expenses related to personal tax planning advice in the following amounts: Lonnie “Bo” Pilgrim, $5,074 and Lonnie Ken Pilgrim, $4,059.

i.	Service award payments were issued to the following: Lonnie “Bo” Pilgrim, $1,360 and Clifford E. Butler, $408.

Employee Stock Investment Plan

The purpose of our Employee Stock Investment Plan (the “Investment Plan”) is to encourage our employees to invest in the Company’s common stock and to align our employees’ interests with those of the Company’s stockholders. The Investment Plan provides our employees with a convenient method of investing in shares of our common stock through payroll deductions supplemented by our contributions.

Any employee who has completed six months of continuous service with us may participate in the Investment Plan. We contribute to the account of each participant in the Investment Plan from whom a payroll deduction is made during each payroll period an amount equal to 33 1/3% of the participant’s payroll deduction for such period, provided that we have sufficient current or accumulated net income to permit us to make such contributions under applicable law.

All contributions in the Investment Plan are invested by an investment banker and/or broker or any successor administrator engaged by the Company. The Investment Plan will continue until the earlier of December 18, 2013, or until terminated by our Board of Directors. Our contributions to the Investment Plan for each Named Executive Officer are disclosed in the “All Other Compensation” column of the Summary Compensation Table. Each such officer’s contributions to the Investment Plan are included in the “Salary” column of the Summary Compensation Table.

Senior Executive Performance Bonus Plan

The Bonus Plan awards annual cash bonuses to executive officers and other management personnel based on Company performance and profitability in the fiscal year with respect to which the bonus is awarded generally equal to (i) the sum of (x) the amount of the Bonus Plan participant’s base salary accrued with respect to the period commencing on the first day of such fiscal year and ending on the last day of such fiscal year divided by (ii) the sum of the amounts calculated in accordance with clause (i) immediately above for all of the participants multiplied by (iii) 5% of our pre-tax income from U.S. operations, excluding extraordinary charges, for the fiscal year with respect to which the bonus is being calculated (the “Bonus Pool Amount”).

Notwithstanding the foregoing, (i) our Compensation Committee retains the right, in its sole discretion, to reduce, increase or eliminate, prior to the payment thereof, the amount of any bonus that would otherwise be due to a non-Section 162(m) participant and (ii) a special subcommittee of the Compensation Committee retains the right, in its sole discretion, to reduce or eliminate (but not increase), prior to the payment thereof, the amount of any bonus that would otherwise be due to a Section 162(m) participant, but under no circumstances may any such reduction or elimination under clause (i) or (ii) increase the bonus otherwise payable to a Section 162(m) participant or cause the aggregate amount of such bonuses to exceed the Bonus Pool Amount for any fiscal year.

The persons eligible to participate in the Bonus Plan include the Senior Chairman, Chairman, President and Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and such other officers of the Company as may be specified by the independent subcommittee of the Compensation Committee. Participants must generally continue to be employed by Pilgrim’s Pride or one of our subsidiaries on January 1 following the end of a fiscal year in order to be paid a bonus with respect to that year. Each bonus awarded to a participant under the Bonus Plan is payable no later than the end of the first quarter of the succeeding fiscal year upon certification from the Compensation Subcommittee that we achieved the amount of pre-tax income from U.S. operations, excluding extraordinary charges, used to calculate the Bonus Pool Amount and that the determination of the amount of bonus to be paid to each Participant is correct.

2007 GRANTS OF PLAN-BASED AWARDS TABLE

Name	Estimated Future Payouts Under Non-Equity Incentive Plan Awards
	Threshold (1) ($)	Target (1) ($)	Maximum (1) ($)
Lonnie “Bo” Pilgrim Senior Chairman of the Board	—	484,052	—
Lonnie Ken Pilgrim Chairman of the Board	—	105,578	—
O. B. Goolsby, Jr. President and Chief Executive Officer	—	299,139	—
Richard A. Cogdill Chief Financial Officer, Secretary and Treasurer	—	228,753	—
J. Clinton Rivers Chief Operating Officer	—	228,753	—
Clifford E. Butler Vice Chairman of the Board	—	148,619	—

(1)

As described above, the Bonus Plan awards annual cash bonuses to executive officers and other management personnel based on our pre-tax income from U.S. operations, excluding extraordinary charges. Since the Bonus Plan provides for a single payout that is determined through a formula based on the Company’s pre-tax income from U.S. operations, excluding extraordinary charges, the Bonus Plan does not provide for threshold or maximum payouts. The amounts shown in the table above in the “Target” column are bonuses earned by the Named Executive Officers under the Bonus Plan based on the Company’s performance in fiscal 2007, which bonuses are, subject to the terms of the Bonus Plan, payable in January 2008 and, accordingly, are reflected in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column. On November 29, 2006, the Compensation Subcommittee designated all complex managers, vice presidents and all officers more senior than vice president as participants in the Bonus Plan for fiscal 2007. On November 28, 2007, the Compensation Committee and the Compensation Subcommittee each approved the bonus amounts payable to participants under the Bonus Plan for fiscal 2007 subject to and in accordance with the terms of the Bonus Plan. On November 28, 2007, the Compensation Subcommittee designated all senior directors, complex managers, vice presidents and all officers more senior than vice president as participants in the Bonus Plan for fiscal 2008. If the Company achieves a similar level of pre-tax income from U.S. operations, excluding extraordinary charges, in fiscal 2008 as it did in fiscal 2007, and if each of the Compensation Committee and the Compensation Subcommittee does not exercise its right to alter the amount of any payments under the Bonus Plan, the amounts that will be payable to participants under the Bonus Plan in fiscal 2008 will be similar to the amounts earned in fiscal 2007. Any change in our pre-tax income from U.S. operations, excluding extraordinary charges, would generally result in a proportional change in bonus amounts.

2007 NONQUALIFIED DEFERRED COMPENSATION TABLE

Our executive officers participate in the Deferred Compensation Plan and may elect to defer up to 80% of their base salary and/or up to 100% of their annual cash bonus. Executive officers who elect to defer compensation must do so annually prior to the beginning of each calendar year and may direct the investment of the amount deferred and retained by us. The Deferred Compensation Plan is administered by the Administrative Committee appointed by our Board of Directors. Deferred compensation may be invested in authorized funds as selected by the oversight committee appointed by the Board to oversee the Deferred

Compensation Plan. The following table sets forth information regarding the activity in each Named Executive Officer’s Deferred Compensation Plan account for the year ended September 29, 2007:

Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Lonnie “Bo” Pilgrim Senior Chairman of the Board	-0-	-0-	-0-	-0-	-0-
Lonnie Ken Pilgrim Chairman of the Board	-0-	-0-	473	-0-	10,878
O. B. Goolsby, Jr. President and Chief Executive Officer	107,214	-0-	123,186	-0-	665,320
Richard A. Cogdill Chief Financial Officer, Secretary and Treasurer	78,000	-0-	100,130	72,470	675,154
J. Clinton Rivers Chief Operating Officer	71,950	-0-	78,569	-0-	482,675
Clifford E. Butler Vice Chairman of the Board	2,931	-0-	917	499	21,367

(1)	The amounts disclosed in this column are included in the amounts reported in the “Salary” column for each of the Named Executive Officers in the Summary Compensation Table.

(2)	The amounts disclosed in this column represent earnings on invested funds in each individual’s Deferred Compensation Plan account.

2007 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Charles L. Black	64,000	-0-	-0-	64,000
Linda Chavez	124,000	-0-	-0-	124,000
S. Key Coker	68,000	-0-	-0-	68,000
Keith W. Hughes	124,000	-0-	-0-	124,000
Blake D. Lovette	68,000	-0-	-0-	68,000
Vance C. Miller, Sr.	120,000	-0-	-0-	120,000
James G. Vetter, Jr.	68,000	-0-	-0-	72,611
Donald L. Wass	68,000	-0-	-0-	68,000

We pay our non-employee Directors $9,000 per meeting they attend in person, plus expenses, and $4,000 and $2,000 per telephonic meeting that they participate in that lasts at least 45 minutes or less than 45 minutes, respectively. Additionally, we pay the members of the Audit Committee $6,000 for each Audit Committee meeting they attend in person, plus expenses, and $4,000 and $2,000 per telephonic Audit Committee meeting that they participate in that lasts at least 45 minutes or less than 45 minutes, respectively.

Related Party Transactions Policy

In accordance with our Audit Committee Charter, our Audit Committee or another independent body of the Board is responsible for reviewing and approving the terms and conditions of all proposed transactions between us and any of our officers or Directors, or relatives or affiliates of any such officers or Directors. Any Audit Committee or other independent body member who is not independent with respect to a related party transaction under review must disclose his or her lack of independence to the remaining committee members and abstain from the review and approval of that transaction. See “Compensation Committee Interlocks and Insider Participation” and “Certain Transactions” for the description of the related party transactions in effect during the fiscal year ended September 29, 2007.

Compensation Committee Interlocks and Insider Participation

During fiscal 2007, the members of the Compensation Committee were Lonnie “Bo” Pilgrim, our Senior Chairman, Lonnie Ken Pilgrim, our Chairman, Vance C. Miller, Sr., James G. Vetter, Jr. and Blake D. Lovette.

The Company has been and continues to be a party to certain transactions with Lonnie “Bo” Pilgrim and his children, including Ken Pilgrim, and a law firm affiliated with James G. Vetter, Jr. These transactions, along with all other transactions between the Company and affiliated persons, require the prior approval of the Audit Committee of the Board of Directors, and the Audit Committee has approved each of these transactions. Set forth below is a summary of these transactions.

At certain times during previous years, the Company has entered into risk transfer transactions with Lonnie “Bo” Pilgrim whereby Mr. Pilgrim purchased certain amounts of the Company’s live chickens and hens, feed inventory and veterinary and technical services during the grow-out process and then contracted with the Company to re-sell the birds at maturity. Chicks, feed and services were purchased from the Company for their fair market value, and the Company purchased the mature chickens from Mr. Pilgrim at a market-based formula price subject to a ceiling price calculated at Lonnie “Bo” Pilgrim’s cost plus two percent. No purchases have been made by the Company under this agreement since the first quarter of fiscal 2006.

We have entered into chicken grower contracts involving farms owned by certain of our officers, providing the placement of Pilgrim’s Pride-owned flocks on their farms during the grow-out phase of production. These contracts are on terms substantially the same as contracts we enter into with unaffiliated parties and can be terminated by either party upon completion of the grow-out of each flock. The aggregate amount paid by us to Lonnie “Bo” Pilgrim under these grower contracts during fiscal 2007 was $885,262.

Additionally, we process the payroll for certain employees of Lonnie “Bo” Pilgrim and Pilgrim Poultry G.P. (“PPGP”) as well as perform certain administrative bookkeeping services for Mr. Pilgrim’s personal businesses. Lonnie “Bo” Pilgrim is the sole proprietor of PPGP. During fiscal 2007, PPGP paid the Company $629,369 for general supplies and the services described above.

PPGP also rents facilities to us for the production of eggs. On December 29, 2000, we entered into an agreement with PPGP to rent its egg production facilities for a monthly amount of $62,500. During fiscal 2007, we paid rental on the facilities of $750,000 to PPGP. Our management believes that the terms of this agreement with PPGP are substantially similar to, and contain terms not less favorable to us than, agreements obtainable from unaffiliated parties.

The Company also maintains depository accounts with a financial institution of which Lonnie “Bo” Pilgrim is a major stockholder. Fees paid to this bank in fiscal 2007 are insignificant, and as of September 29, 2007, we had bank balances at this financial institution of approximately $1.8 million.

Since 1985, we have leased an airplane from Lonnie “Bo” Pilgrim under a lease agreement which provides for monthly lease payments of $33,000 plus operating expenses, which terms our management believes to be substantially similar to those obtainable from unaffiliated parties. During fiscal 2007 we had lease expenses of $396,000 and operating expenses of $111,210 associated with the use of this airplane.

A portion of the Company’s debt obligations have been guaranteed by Pilgrim Interests, Ltd., an entity related to the Company’s Senior Chairman, Lonnie “Bo” Pilgrim. In consideration of such guarantees, the Company has paid Pilgrim Interests, Ltd. a quarterly fee equal to 0.25% of one-half of the average aggregate outstanding balance of such guaranteed debt. During fiscal 2007, we paid $3,592,007 to Pilgrim Interests, Ltd.

Certain members of the family of Lonnie “Bo” Pilgrim are employed by us, including: his son, Lonnie Ken Pilgrim, our Chairman; his son, Pat Pilgrim; and his daughter, Greta Pilgrim-Owens, who received total compensation for fiscal 2007 of $588,887, $343,735 and $353,835, respectively.

From time to time, the Company has purchased grain from Pat Pilgrim in transactions pre-approved by the Audit Committee. We paid him $429,165 for such purchases in fiscal 2007. Pat Pilgrim also provided hauling services to us in fiscal 2007, for which he was paid $122,518. He also paid the Company $21,834 in fiscal 2007 for land he leases from us. On November 30, 2005, the Audit Committee pre-approved us entering into three contracts with Pat Pilgrim, including a general services agreement, a transportation agreement and a lease, pursuant to which Pat Pilgrim leases certain land from us. The general services agreement and the transportation agreement are intended to document the services provided by Pat Pilgrim, which for fiscal 2007, are described above. Management believes the terms of these contracts and transactions are substantially similar to those obtainable from unaffiliated parties.

Since 1999, the Company has provided Lonnie “Bo” Pilgrim with a 1999 Lexus RX300 for personal use. On August 6, 2007, we gave that automobile to Mr. Pilgrim. We estimate that the wholesale value of the automobile as of the time of grant was approximately $12,100.

Godwin Pappas Ronquillo, LLP, represents us in connection with a variety of legal matters. James G. Vetter, Jr., is of counsel to the Dallas law firm of Godwin Pappas Ronquillo, LLP.

We also employ Blake Lovette’s son-in-law, Ted Lankford, our Complex Manager at Athens, AL, who was paid total compensation of $140,927 in fiscal 2007.

Certain Transactions

We have been and continue to be a party to certain transactions with Lonnie “Bo” Pilgrim, our Senior Chairman, Lonnie Ken Pilgrim, our Chairman, Clifford E. Butler, our Vice Chairman, O.B. Goolsby, our President and Chief Executive Officer, a law firm affiliated with James G. Vetter, Jr., one of our Directors, and Blake D. Lovette, one of our Directors. These transactions, along with all other transactions between us and affiliated persons, require the prior approval of the Audit Committee or another independent body of the Board, and the Audit Committee has approved each of these transactions. See “Compensation Committee Interlocks and Insider Participation,” which is incorporated herein by reference, for a discussion of our transactions with Lonnie “Bo” Pilgrim, Lonnie Ken Pilgrim, James G. Vetter, Jr. and Blake D. Lovette.

We have entered into chicken grower contracts involving farms owned by certain of our officers, providing the placement of flocks owned by us on their farms during the grow-out phase of production. These contracts are on terms substantially the same as contracts we enter into with unaffiliated parties and can be terminated by either party upon completion of the grow-out of each flock. In fiscal 2007, we paid Clifford E. Butler, $294,761 under such a grower contact.

We also employ Clifford E. Butler’s son, Shane Butler, our Senior Vice President, Prepared Foods Regional Operations, who was paid total compensation of $282,036 in fiscal 2007. In addition, we employ O.B. Goolsby’s daughter, Melissa Goolsby-Cooney, Sales Field Representative, who was paid total compensation of $49,600 in fiscal 2007, son-in-law Scott Cooney, Director HACCP/Regulatory Compliance, who was paid total compensation of $82,169 in fiscal 2007 and daughter Tennille Goolsby, Consumer Relations Supervisor, who was paid total compensation of $19,054 in fiscal 2007, and purchased landscape services from Mr. Goolsby’s son, Greg Goolsby, who was paid a total amount of $1,500 in fiscal 2007.

Independent Registered Public Accounting Firm Fee Information

Audit Fees

Fees for audit services totaled approximately $2,578,888 in fiscal 2007 and approximately $1,876,000 in fiscal 2006, including fees associated with the annual audit, the audit of internal controls over financial reporting (i.e., the Sec. 404 Audit), the reviews of our quarterly reports on Form 10-Q, statutory audits required in Mexico and assistance with registration statements and accounting consultations.

Audit-Related Fees

Fees for audit-related services totaled approximately $309,943 in fiscal 2007 and $148,000 in fiscal 2006. Audit-related services principally include transaction assistance, Sarbanes-Oxley 404 assistance and employee benefit plan audits.

Tax Fees

Fees for tax services, including tax compliance, tax advice and tax planning, totaled approximately $150,292 in fiscal 2007 and $380,000 in fiscal 2006.

All Other Fees

Fees for all other services not included above totaled approximately $5,000 in fiscal 2007 and $9,000 in fiscal 2006, for certain other services, principally from a subscription to an online research database.

The Audit Committee has pre-approved all audit and non-audit fees of the independent registered public accounting firm during fiscal 2006 and 2007.

Pre-Approval Policies and Procedures

In accordance with the Audit Committee Charter, our Audit Committee has established policies and procedures by which it approves in advance any audit and permissible non-audit services to be provided by our independent registered public accounting firm. Under these procedures, prior to the engagement of the independent registered public accounting firm for pre-approved services, requests or applications for the auditors to provide services must be submitted to our Chief Financial Officer or his designee and the

Audit Committee and must include a detailed description of the services to be rendered. The Chief Financial Officer or his designee and the independent registered public accounting firm must ensure that the independent registered public accounting firm is not engaged to perform the proposed services unless those services are within the list of services that have received the Audit Committee’s pre-approval and must cause the Audit Committee to be informed in a timely manner of all services rendered by the independent registered public accounting firm and the related fees.

Requests or applications for the independent registered public accounting firm to provide services that require additions or revisions to the fiscal 2008 pre-approval will be submitted to the Audit Committee (or any Audit Committee members who have been delegated pre-approval authority) by the Chief Financial Officer or his designee. Each request or application must include:

•	a recommendation by the Chief Financial Officer (or designee) as to whether the Audit Committee should approve the request or application; and

•

a joint statement of the Chief Financial Officer (or designee) and the independent registered public accounting firm as to whether, in their view, the request or application is consistent with the SEC’s regulations and the requirements for auditor independence of the Public Company Accounting Oversight Board.

The Audit Committee also will not permit the engagement to provide any services to the extent that the SEC has prohibited the provision of those services by independent registered public accounting firms.

The Audit Committee delegated authority to the Chairman of the Audit Committee to:

•	pre-approve any services proposed to be provided by the independent registered public accounting firm and not already pre-approved or prohibited by this policy;

•

increase any authorized fee limit for pre-approved services (but not by more than 30% of the initial amount that was pre-approved) before we or our subsidiaries engage the auditors to perform services for any amount in excess of the fee limit; and

•	investigate further the scope, necessity or advisability of any services as to which pre-approval is sought.

The Chairman of the Audit Committee is required to report any pre-approval or fee increase decisions to the Audit Committee at the next committee meeting. The Audit Committee did not delegate to management any of the Audit Committee’s authority or responsibilities concerning the services of the independent registered public accounting firm.

Report of the Audit Committee

The Audit Committee assists the Board in fulfilling its responsibilities for general oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, the performance of the Company’s internal audit function and the independent registered public accounting firm, and risk assessment and risk management. The Audit Committee manages the Company’s relationship with its independent registered public accounting firm (who reports directly to the Audit Committee). The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and to receive appropriate funding, as determined by the Audit Committee, from the Company for such advice and assistance.

The Company’s management has primary responsibility for preparing the Company’s financial statements and for the Company’s financial reporting process. The Company’s independent registered public accounting firm, Ernst & Young LLP, is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States.

In this context, the Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed the audited financial statements with the Company’s management.

2.	The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by SAS 61 (AICPA, Professional Standards, Vol. 1, AU Section 380).

3.

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committee”) and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

4.

Based on the review and discussions set forth above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s annual report on Form 10-K for the year ended September 29, 2007, that was filed with the SEC and that accompanies this proxy statement.

The undersigned members of the Audit Committee have submitted this report to the Board of Directors.

Audit Committee

Vance C. Miller, Sr. Linda Chavez Keith W. Hughes

ITEM 2.	RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Board of Directors recommends the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2008. This independent registered public accounting firm has been our auditor pursuant to annual appointment since 1969, except for 1982 and 1983. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection.

Representatives of Ernst & Young LLP are expected to be present at the meeting and to be available to respond to appropriate questions. They will be given the opportunity to make a statement if they wish to do so.

Our Board of Directors recommends that you vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2008. Proxies will be so voted unless stockholders specify otherwise.

Financial Statements Available

The Company’s annual report on Form 10-K for the fiscal year ended September 29, 2007, is being mailed concurrently with this proxy statement. The annual report does not form any part of the material for the solicitation of proxies. Upon written request of a stockholder, the Company will furnish, without charge, a copy of the Company’s annual report. If you would like a copy of the annual report, please contact Pilgrim’s Pride Corporation at: 4845 U.S. Highway 271 N., Pittsburg, Texas 75686 Attn: Investor Relations. In addition, financial reports and recent filings with the SEC are available on the Internet at www.sec.gov. Company information is also available on the Internet at http://www.pilgrimspride.com. Information contained on the website is not part of this proxy statement.

SECURITY OWNERSHIP

The following table sets forth, as of December 3, 2007 (except as otherwise noted), certain information with respect to the beneficial ownership of our common stock by (i) each person known by us to own more than 5% of the outstanding shares of our common stock (the only class of voting securities outstanding); (ii) each of our Directors and nominees for Director, including employee Directors; (iii) our Named Executive Officers; and (iv) all of our current Directors and executive officers as a group. Shares are beneficially owned when the person holding the shares has voting or investment power over the shares or the right to acquire voting or investment power within 60 days. Voting power is the power to vote the shares. Investment power is the power to direct the sale or other disposition of the shares.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock	Percent of Outstanding Common Stock	Percent of Voting Power
Pilgrim Interests, Ltd.(a) 4845 U.S. Highway 271 N. Pittsburg, Texas 75686	22,118,077	33.2%	62.3%
Lonnie “Bo” Pilgrim(a)(b)(c) 4845 U.S. Highway 271 N. Pittsburg, Texas 75686	25,351,225	38.1%	62.3%
Lonnie Ken Pilgrim(a)(b)(c)(d) 4845 U.S. Highway 271 N. Pittsburg, Texas 75686	22,878,862	34.4%	62.3%
M & G Investment Management Ltd. (e) Governors House, Laurence, Pountney Hill, London, EC4R 0HH	6,153,031	9.2%	1.1%
Clifford E. Butler(c)	7,992	(f)	(f)
O.B. Goolsby, Jr.(c)	39,198	(f)	(f)
Richard A. Cogdill(c)	45,610	(f)	(f)
J. Clinton Rivers(c)	11,460	(f)	(f)
Charles L. Black	500	(f)	(f)
Linda Chavez	—	—	—
S. Key Coker	—	—	—
Keith W. Hughes	1,000	(f)	(f)
Blake D. Lovette	—	—	—
Vance C. Miller, Sr.	2,000	(f)	(f)
James G. Vetter, Jr.	3,425	(f)	(f)
Donald L. Wass, Ph.D	450	(f)	(f)
All executive officers and Directors as a group (14 persons)(a)	26,051,281	39.1%	62.3%

(a)

Pilgrim Interests, Ltd., Lonnie “Bo” Pilgrim and Lonnie Ken Pilgrim own or control 22,118,077 (33.2%), 25,351,225 (38.1%) and 22,878,862 (34.4%) shares of the Company’s common stock, which represents 79.0%, 90.4% and 81.7%, respectively, of the voting power of the Company’s common stock. However, pursuant to a Voting Agreement, dated as of November 18, 2003, by and between Pilgrim Interests, Ltd., Pilgrim Family Trust I, Pilgrim Family Trust II, PFCP, Ltd., Lonnie Jaggers Pilgrim Minority Trust, Greta Gail Pilgrim Minority Trust, Lonnie A. Pilgrim, Patricia R. Pilgrim, Lonnie K. Pilgrim and Donna G. Pilgrim and the Company, whenever these stockholders directly or indirectly own or control (of record or beneficially) shares of the Company’s common stock that would provide for more than 62.25% of the Company’s Total Voting Power they will vote their shares in excess of that percentage of the Total Voting Power in the same proportion as the votes cast by all other holders of the Company’s common stock. Total Voting Power means the total number of votes that may be cast in the election of Directors in respect of the Company’s common stock at any meeting of stockholders if all common stock of the Company entitled to vote thereat was represented and voted to the fullest extent possible at such meeting.

(b)

Includes 22,118,077 shares of common stock held of record by Pilgrim Interests, Ltd., a limited partnership formed by Lonnie “Bo” Pilgrim’s family, 68,013 shares of common stock held of record by PFCP, Ltd., another limited partnership formed by Lonnie “Bo” Pilgrim’s family, 90,580 shares of common stock held of record by Pilgrim Family Trust I, an irrevocable trust for the benefit of Lonnie “Bo” Pilgrim’s surviving spouse and children, of which Lonnie Ken Pilgrim, an officer and Director of the Company and the son of Lonnie “Bo” Pilgrim, and Patricia R. Pilgrim, Lonnie “Bo” Pilgrim’s wife, are co-trustees, and 90,579 shares of common stock held of record by Pilgrim Family Trust II, an irrevocable trust for the benefit of Lonnie “Bo” Pilgrim and his children, of which Lonnie “Bo” Pilgrim and Lonnie Ken Pilgrim are co-trustees. Pilgrim Interests, Ltd. is a limited partnership formed by Mr. Pilgrim’s family of which the managing general partner is the Lonnie A. Pilgrim 1998 Revocable Trust and the other general partner is Lonnie Ken Pilgrim and the limited partners are Lonnie “Bo” Pilgrim, The Lonnie A. “Bo” Pilgrim Endowment Fund, The Lonnie Ken Pilgrim Issue Trust, The Greta Pilgrim Owens Issue Trust and The Pat Pilgrim Issue Trust. PFCP, Ltd. is a limited partnership formed by Mr. Pilgrim’s family of which the managing general partner is the Lonnie A. Pilgrim 1998 Revocable Trust and the other general partner is Lonnie Ken Pilgrim, the class A limited partners are Lonnie “Bo” Pilgrim and Patricia R. Pilgrim and the class B limited partners are Lonnie “Bo” Pilgrim, Patricia R. Pilgrim and Lonnie Ken Pilgrim. The agreement establishing the Lonnie A. Pilgrim 1998 Revocable Trust provides that Lonnie “Bo” Pilgrim is the sole trustee during his life and, after his death, the trustee shall be a board of trustees currently comprised of Patricia R. Pilgrim and Lonnie Ken Pilgrim and S. Key Coker, Charles Black and Donald Wass, except for Patricia R. Pilgrim, all of which are Directors of the Company. The agreement establishing the Lonnie A. Pilgrim 1998 Revocable Trust provides that Lonnie “Bo” Pilgrim as the sole trustee shall have sole voting and dispositive power over the shares of common stock and, after his death, most voting matters require a majority vote of the board of trustees except the direct or indirect sale of the shares of common stock requires a unanimous vote of the board of trustees. Additionally, Pilgrim Interests, Ltd. and PFCP, Ltd. have entered into a Voting Agreement, which may be terminated at any time by the unanimous action of Lonnie “Bo” Pilgrim, acting in his individual capacity and as trustee of the Lonnie A. Pilgrim 1998 Revocable Trust (acting as managing general partner of Pilgrim Interests, Ltd. and PFCP, Ltd.), Patricia R. Pilgrim and Lonnie Ken Pilgrim which provides that Lonnie Ken Pilgrim, Greta Pilgrim Owens, the daughter of Lonnie “Bo” Pilgrim, S. Key Coker, Charles L. Black and Donald L. Wass (the “Voting Representatives”) shall have the sole power to vote the shares of common stock owned by Pilgrim Interests, Ltd. and PFCP, Ltd. All voting decisions require a majority of the Voting Representatives except that (i) the sale of substantially all of the assets of the Company, (ii) the sale or liquidation of the Company, or (iii) the merger of the Company requires a unanimous vote of the Voting Representatives. All other decisions regarding common stock held by Pilgrim Interests, Ltd. and PFCP, Ltd. will be made by the Lonnie A. Pilgrim 1998 Revocable Trust. Each of Lonnie “Bo” Pilgrim and Lonnie Ken Pilgrim disclaim beneficial ownership of the Company’s common stock held, except to the extent of their actual pecuniary interest therein.

(c)	Includes shares held in trust by the Company’s 401(k) Salary Deferral Plan.

(d)

Includes 13,697 shares of common stock held by his wife. Also includes 53,510 shares of common stock held in two irrevocable trusts dated December 15, 1994 and October 31, 1989, of which Lonnie Ken Pilgrim is a co-trustee for the benefit of his children. Lonnie Ken Pilgrim disclaims any beneficial interest in the foregoing shares.

(e)	Based on information provided to the Company as of November 1, 2007 by M & G Investment Management Ltd., M & G Investment Management Ltd. has the sole power to direct the vote of 6,153,031 shares.

(f)	Less than 1%.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers and Directors, and persons who own more than ten percent of our common stock, to file reports of ownership and changes in ownership with the SEC and the NYSE. Officers, Directors and greater than ten-percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based on our review of the copies of such forms, we believe that all filing requirements applicable to our officers, Directors and greater than ten-percent stockholders for fiscal 2007 were complied with.

HOUSEHOLDING OF STOCKHOLDER MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement or annual report to stockholders may have been sent to multiple stockholders in the same household. We will promptly deliver a separate copy of either document to any stockholder who requests by writing to our Investor Relations Department at the following address: 4845 U.S. Highway 271 N., Pittsburg, Texas 75686 or by telephoning (903) 434-1000. Any stockholder who currently is receiving multiple copies and would like to receive only one copy for his or her household should contact his or her bank, broker or other nominee record holder.

OTHER BUSINESS

The Board of Directors is not aware of, and it is not anticipated that there will be presented to the meeting, any business other than the election of the Directors and the proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm described above. If other matters properly come before the meeting, the persons named on the accompanying proxy card will vote the returned proxies as the Board of Directors recommends.

By order of the Board of Directors,

Pittsburg, Texas	RICHARD A. COGDILL
December 17, 2007	Chief Financial Officer,
Secretary and Treasurer

Annex A

Voting Provisions

General. On November 20, 2003, the stockholders of Pilgrim’s Pride Corporation (the “Company” or the “Corporation”) approved an amendment (the “Amendment”) to the Company’s Certificate of Incorporation which reclassified each share of the Company’s Class A common stock and each share of the Company’s Class B common stock into one share of new common stock, par value $.01 per share (the “Common Stock”). The Company filed a Certificate of Amendment to its Certificate of Incorporation with the Secretary of State of Delaware effecting the Amendment on November 21, 2003, and the reclassification contemplated thereby (the “Reclassification”) became effective on such date. Set forth below is a summary of the voting provisions of the Common Stock.

Record Stockholders. In general, shares registered in the name of any person that are represented by certificates dated on or prior to November 21, 2003, the date of the Reclassification, are presumed to have 20 votes per share, and all other shares are presumed to have one vote per share. However, the Company’s Certificate of Incorporation (the relevant provisions of which are reproduced below) sets forth a list of circumstances in which the foregoing presumption may be refuted. If you believe that the voting information set forth on your proxy card is incorrect or a presumption made with respect to your shares should not apply, please send a letter to the Secretary of the Company, at 4845 U.S. Highway 271 N., Pittsburg, Texas 75686, briefly describing the reasons for your belief. Merely marking the proxy card will not be sufficient notification to the Company that you believe the voting information thereon is incorrect.

Beneficial Stockholders. All shares held in “street” or “nominee” name or by a broker, clearing agency, voting trustee, bank, trust company or other nominee (including shares so held at the time of the Reclassification) are presumed to have one vote per share. The Company’s Certificate of Incorporation sets forth a list of circumstances in which the presumption may be refuted by the person who has held since the Reclassification all of the attributes of beneficial ownership referred to in Section (2)(b) reproduced below. If you believe some or all of your shares are entitled to 20 votes, you may follow one of two procedures. First, you may write a letter to the Secretary of the Company, at 4845 U.S. Highway 271 N., Pittsburg, Texas 75686, describing the reasons for your belief. The letter should contain your name, the name of the brokerage firm, bank or other nominee holding your shares, your account number with such nominee and the number of shares you have beneficially owned continuously since the Reclassification. Alternatively, you may ask your broker, bank or other nominee to write a letter to the Secretary of the Company on your behalf stating your account number and indicating the number of shares that you have beneficially owned continuously since the Reclassification. In either case, your letter should indicate how you wish to have your shares voted.

Other. The Company will consider all letters received prior to the date of the annual meeting and, when a return address is provided in the letter, will advise the party furnishing such letter of its decision, although in many cases the Company will not have time to inform an owner or nominee of its decision prior to the time the shares are voted. The Company may also require additional information before a determination will be made. If you have any questions about the Company’s voting procedures, please call the Company at (903) 434-1000.

Excerpts from the Company’s Certificate of Incorporation

Paragraphs 1, 2 and 3 of Section II.A. of Article Fourth of the Company’s Certificate of Incorporation provide as follows:

A. Common Stock

(1) Reclassification of Existing Class A and Class B Common Stock.

(a) Upon the filing of this Certificate of Amendment of Certificate of Incorporation, each share of Class A Common Stock, par value $.01 per share, of the Corporation either issued and outstanding or held by the Corporation as treasury stock, shall be and is automatically reclassified and changed (without any further act) into one share of Common Stock (such reclassification being the “Class A Reclassification”).

(b) Upon the filing of this Certificate of Amendment of Certificate of Incorporation, each share of Class B Common Stock, par value $.01 per share, of the Corporation either issued and outstanding or held by the Corporation as treasury stock, shall be and is automatically reclassified and changed (without any further act) into one share of Common Stock (such reclassification being the “Class B Reclassification”).

(2) Voting Rights of the Common Stock.

(a) The holders of record of Common Stock shall be entitled to one vote per share for all purposes, except that a holder of record of a share of Common Stock shall be entitled to twenty votes per share on each matter submitted to a vote by the stockholders at a meeting of stockholders for each such share held of record by such holder on the record date for such meeting if, with respect to such share:

(i) each and every beneficial owner of such share was the beneficial owner thereof at the effective time of the Class A Reclassification or the Class B Reclassification; and

(ii) there has been no change in the beneficial ownership of the share at any time after the filing of this Certificate of Amendment of Certificate of Incorporation.

(b) A change in beneficial ownership of an outstanding share of Common Stock shall be deemed to have occurred whenever a change occurs in any person or group of persons who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares (i) voting power, which includes the power to vote or to direct the voting of such share of Common Stock, (ii) investment power, which includes the power to direct the sale or other disposition of such share of Common Stock, (iii) the right to receive or retain the proceeds of any sale or other disposition of such share of Common Stock, or (iv) the right to receive any distributions, including cash dividends, in respect of such share of Common Stock.

(A) In the absence of proof to the contrary provided in accordance with the procedures referred to in subparagraph (d) of this paragraph (2), a change in the beneficial ownership shall be deemed to have occurred whenever a share of Common Stock is transferred of record into the name of any other person.

(B) The beneficial owner of an outstanding share of Common Stock held of record on a record date for determining the holders entitled to vote on any matter submitted to a vote by the stockholders (a “Record Date”) in “street” or “nominee” name or by a broker, clearing agency, voting trustee, bank, trust company or other nominee (including any share so held on at the time of filing of this Certificate of Amendment of Certificate of Incorporation) shall be presumed to have acquired the beneficial ownership of such share subsequent to the filing of this Certificate of Amendment of Certificate of Incorporation. Such presumption shall be rebuttable by showing that beneficial ownership of such share with respect to each and every beneficial owner thereof complies with subparagraph (a) of this paragraph (2).

(C) In the case of a share of Common Stock held of record in the name of any person as a trustee, agent, guardian or custodian under the Uniform Transfers to Minors Act in effect in any state, a change in the beneficial ownership shall be deemed to have occurred whenever there is a change in the beneficiary of such trust, the principal of such agent, the ward of such guardian or the minor for whom such custodian is acting or in such trustee, agent, guardian or custodian.

(c) Notwithstanding anything in this paragraph (2) to the contrary, no change in beneficial ownership shall be deemed to have occurred for purposes of clause (i) and (ii) of subparagraph (a) of this paragraph (2) solely as a result of:

(i) any event that occurred prior to the filing of this Certificate of Amendment of Certificate of Incorporation pursuant to the terms of any contract (other than a contract for the purchase and sale of shares of Common Stock contemplating prompt settlement), including contracts providing for options, rights of first refusal and similar arrangements in existence at the time of such filing to which any holder of shares of Common Stock is a party;

(ii) any transfer of any interest in a share of Common Stock pursuant to a bequest or inheritance by operation of law upon the death of any individual, or by any other transfer to or primarily for the benefit of family member(s) of the transferor or any trust, partnership or other entity primarily for the benefit of one or more of such family member(s), or pursuant to an appointment of a successor trustee, general partner or similar fiduciary or the grant of a proxy or other voting rights to one or more individuals with respect to any such trust, partnership or other entity, including a gift;

(iii) any change in the beneficiary of any trust or any distribution of a share of Common Stock from trust, by reason of the birth, death, marriage or divorce of any natural person, the adoption of any natural person prior to age 18 or the passage of a given period of time or the attainment by any natural person of a specific age, or the creation or termination of any guardianship or custodial arrangement;

(iv) any transfer of any interest in a share of Common Stock from one spouse to another by reason of separation or divorce or under or pursuant to community property laws or other similar laws of any jurisdiction;

(v) any appointment of a successor trustee, agent, guardian, custodian or similar fiduciary with respect to a share of Common Stock if neither such successor has nor its predecessor had the power to vote or to dispose of such share of Common Stock without further instructions from others;

(vi) any change in the person to whom dividends or other distributions in respect of a share of Common Stock are to be paid pursuant to the issuance or modification of a revocable dividend payment order;

(vii) any transfer of the beneficial ownership of a share of Common Stock from one employee benefit plan of the Corporation to another employee benefit plan of the Corporation;

(viii) the grant by any person of the right to vote any shares of which such person is the beneficial owner, provided the agreement, arrangement or understanding to vote such shares arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

(ix) any event occurring under the Share Voting Agreement, dated as of June 7, 2003, among Lonnie “Bo” Pilgrim, Lonnie Ken Pilgrim and certain affiliated entities and ConAgra Foods, Inc. or any voting agreement to which any such persons or entities are parties entered into in connection with the New York Stock Exchange’s consent to the Class A Reclassification and Class B Reclassification.

As used in paragraph 2(c)(ii) above, “family member” of a transferor means the transferor’s spouse, ancestors, lineal descendants, siblings and their descendants, aunts and uncles, mother-in-law, father-in-law, sons-in-law, daughters-in-law, brothers-in-law, sisters-in-law and first cousins; and a legally adopted child of an individual shall be treated as a child of such individual by blood.

(d) For purposes of this paragraph (2), all determinations concerning changes in beneficial ownership, or the absence of any such change, shall be made by the Corporation or, at any time when a transfer agent is acting with respect to the share of Common Stock, by such transfer agent on the Corporation’s behalf. Written procedures designed to facilitate such determinations shall be established by the Corporation and refined from time to time. Such procedures shall provide, among other things, the manner of proof of facts that will be accepted and the frequency with which such proof may be required to be renewed. The Corporation and any transfer agent shall be entitled to rely on all information concerning beneficial ownership of the shares of Common Stock coming to their attention from any source and in any manner reasonably deemed by them to be reliable, but neither the Corporation nor any transfer agent shall be charged with any other knowledge concerning the beneficial ownership of the shares of Common Stock.

(e) A beneficial owner of any share of Common Stock acquired as a direct result of a stock split, stock dividend, reclassification, rights offering or other distribution of shares or rights by the Corporation with respect to existing shares (“dividend shares”) will be deemed to have been the continuous beneficial owner of such share from the date on which the original shares, with respect to which the dividend shares were issued, were acquired.

(f) The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the Common Stock.

(g) No holder of Common Stock shall be entitled to preemptive or subscription rights.

(3) Identical Rights. Each share of Common Stock, whether at any particular time the holder thereof is entitled to exercise twenty votes or one, shall be identical to all other shares of Common Stock in all respects, and together the shares of Common Stock shall constitute a single class of shares of the Corporation.

Annex B

Independence Standards

A director shall be independent if the director meets each of the following standards and otherwise has no material relationship with the company, either directly, or as a partner, stockholder, or officer of an organization that has a relationship with the company. For purposes of these standards, “company” means Pilgrim’s Pride Corporation and its consolidated subsidiaries, collectively.

1.	the director is not, and in the past three years has not been, an employee of the company;

2.	an immediate family member of the director is not, and in the past three years has not been, employed as an executive officer of the company;

3.	neither the director nor an immediate family member of the director is a current partner of a firm that is the company’s internal or external auditor (“affiliated auditing firm”);

4.	the director is not a current employee of an affiliated auditing firm;

5.	the director does not have an immediate family member who is a current employee of an affiliated auditing firm and who participates in the firm’s audit, assurance or tax compliance practice;

6.

neither the director nor an immediate family member of the director has within the last three years been a partner or employee of an affiliated auditing firm and personally worked on the company’s audit within that time;

7.

neither the director nor an immediate family member of the director is, or in the past three years has been, part of an interlocking directorate in which a current executive officer of the company served on the compensation committee of another public company where the director or the director’s immediate family member served as an executive officer;

8.

neither the director nor an immediate family member of the director receives or has in the past three years received any direct compensation payments from the company in excess of $100,000 per year, other than compensation for board service, compensation received by the director’s immediate family member for service as a non-executive employee of the company, and pension or other forms of deferred compensation for prior service;

9.

the director is not a current employee, and no immediate family member of the director is a current executive officer, of another company that makes payments to or receives payments from the company, or during any of the last three fiscal years has made payments to or received payments from the company, for property or services in an amount that, in any single fiscal year, exceeded the greater of $1 million or 2% of the other company’s consolidated gross revenues;

10.

the director is not an executive officer of a tax exempt organization to which the company makes or in the past three years has made, contributions that, in any single fiscal year, exceeded the greater of $.5 million or 1% of the tax exempt organization’s consolidated gross revenues; or

B-1

11.

the director is not, and during the last fiscal year has not been, a partner in, or a controlling stockholder or executive officer of, a business corporation, non-profit organization, or other entity to which the company was indebted at the end of the company’s last full fiscal year in an aggregate amount in excess of the lesser $5 million or .5% of the company’s total consolidated assets at the end of such fiscal year.

The board may determine that a director or nominee is “independent” even if the director or nominee does not meet each of the standards set forth in paragraphs (7) and (8) above as long as the board determines that such person is independent of management and free from any relationship that in the judgment of the board would interfere with such person’s independent judgment as a member of the board and the basis for such determination is disclosed in the company’s annual proxy statement.

In addition, a director is not considered independent for purposes of serving on the audit committee, and may not serve on that committee, if the director: (1) receives, either directly or indirectly, any consulting, advisory or other compensatory fee from the company or any of its subsidiaries other than: (a) fees for service as a director, and (b) fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the company; or (2) is “an affiliated person” of the company or any of its subsidiaries; each as determined in accordance with Securities and Exchange Commission regulations.

For purposes of this Annex B, the following definitions apply:

(a) “immediate family member” means a person’s spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

(b) “executive officer” of a company means the company’s chairman, vice chairman, chief executive officer, president, chief operating officer, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any vice-president of the company in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the company. Executive officers of the company’s parent(s) or subsidiaries will be deemed executive officers of the company if they perform policy-making functions for the company.

B-2

Electronic Voting Instructions

You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on January 30, 2008.

Vote by Internet • Log on to the Internet and go to www.investorvote.com • Follow the steps outlined on the secured website.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Vote by telephone

•   Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

•   Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:	01- Lonnie “Bo” Pilgrim	02 - Lonnie Ken Pilgrim	03 - O. B. Goolsby, Jr.	04 - Richard A. Cogdill
	05 - J. Clinton Rivers	06 - James G. Vetter. Jr.	07 - S. Key Coker	08 - Vance C. Miller, Sr.
	09 - Donald L, Wass, Ph.D.	10 - Charles L. Black	11 - Blake D. Lovette	12 - Linda Chavez
13 - Keith W. Hughes

☐	Mark here to vote FOR all nominees

☐	Mark here to WITHHOLD vote from all nominees
		01	02	03	04	05	06	07	08	09	10	11	12	13
☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐	☐	☐	☐	☐	☐	☐	☐	☐	☐

KEY FOR EXPLANATION OF VOTING RIGHTS

TVS - TOTAL VOTING SECURITIES, INCLUDING 401-K

1VT - ONE VOTE TOTAL

20VT - TWENTY-VOTE TOTAL

VOTE - TOTAL VOTES TO WHICH YOU ARE ENTITLED

NOTE:  TO DETERMINE THE TOTAL NUMBER OF 20-VOTE SHARES, DIVIDE THE 20-VOTE AMOUNT BY 20.

2.	The ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the Company for the fiscal year ending September 27, 2008.	For ☐	Against ☐	Abstain ☐
3.	In their discretion such other business as may properly come before the Annual Meeting.

B Non-Voting Items

Change of Address — Please print your new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below	Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy – Pilgrim’s Pride Corporation

4845 US Highway 271 North

Pittsburg, Texas 75686

This Proxy is Solicited on Behalf of the Board of Directors.

The undersigned hereby appoints Lonnie “Bo” Pilgrim and Lonnie Ken Pilgrim, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them and each of them to represent and to vote, as designated on the reverse side, all the shares of common stock of Pilgrim’s Pride Corporation held of record by the undersigned on December 7, 2007, at the Annual Meeting of Stockholders to be held on Wednesday, January 30, 2008, or any adjournment thereof.

UNLESS OTHERWISE SPECIFIED ON THIS PROXY, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL OF MANAGEMENT’S NOMINEES FOR DIRECTORS AND “FOR” PROPOSAL 2 ON REVERSE. DISCRETION WILL BE USED WITH RESPECT TO SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

PLEASE EXECUTE THIS PROXY AND RETURN PROMPTLY IN THE ENCLOSED SELF-ADDRESSED STAMPED ENVELOPE.

(Continued and to be signed on reverse side.)